Exhibit 99.1

Contact: James Edgemond

Phone: (301) 608-9292

E-mail: jedgemond@unither.com

UNITED THERAPEUTICS ANNOUNCES

SETTLEMENT OF PATENT LITIGATION WITH SANDOZ INC.

Silver Spring, MD and Research Triangle Park, NC, September 30, 2015 — United Therapeutics Corporation (NASDAQ: UTHR) announced today that it has entered into a Settlement Agreement with Sandoz Inc. (“Sandoz”) relating to ongoing litigation concerning certain patents relating to United Therapeutics’ product, Remodulin® (treprostinil) Injection, and Sandoz’s Abbreviated New Drug Application (“ANDA”) seeking approval by the U.S. Food and Drug Administration to market a generic version of Remodulin.

Under the Settlement Agreement, United Therapeutics granted to Sandoz a non-exclusive license to manufacture and commercialize the generic version of Remodulin described in its ANDA filing in the United States beginning on June 26, 2018, although Sandoz may be permitted to enter the market earlier under certain circumstances. The license included in the Settlement Agreement does not permit Sandoz the right to manufacture a generic version of any other United Therapeutics product, such as Tyvaso® (treprostinil) Inhalation Solution or Orenitram® (treprostinil) Extended-Release Tablets, nor does it grant any rights with respect to any technology associated with the Remodulin Implantable System being developed by the Company and Medtronic Inc., or the pre-filled semi-disposable pump system being developed by the Company and DEKA Research & Development Corp. The Settlement Agreement does not grant Sandoz any rights other than those required to launch Sandoz’s generic version of Remodulin.

In accordance with the Settlement Agreement, the parties will submit the Settlement Agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review.

The pending litigation with Sandoz consists of a pending appeal by Sandoz of the August 2014 ruling by the U.S. District Court for the District of New Jersey finding that U.S. Patent No. 6,765,117 is valid and enforceable against Sandoz, and an appeal by United Therapeutics with respect to the District Court’s finding that U.S. Patent No. 7,999,007 would not be infringed upon by Sandoz’s generic product. Pending litigation between the parties also includes a separate lawsuit filed in September 2014 by United Therapeutics against Sandoz in the same U.S. District Court, alleging infringement of U.S. Patent No. 8,497,393. Pursuant to the Settlement Agreement, the parties will terminate all currently pending litigation.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer. [uthr-g]

Forward-Looking Statements

Statements included in this press release concerning the Settlement Agreement are “forward-looking statements” within the meaning of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results. We are providing this information as of September 30, 2015, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

ORENITRAM, REMODULIN and TYVASO are registered trademarks of United Therapeutics Corporation.